Exhibit 10.1

                          MANAGEMENT SERVICES AGREEMENT

This Agreement is made as of January 1, 2004 between GP Strategies Corporation, a Delaware corporation ("GP") and GSE Systems, Inc., a Delaware corporation ("GSE").
                               W I T N E S S E T H
         WHEREAS, GP has processes, systems, equipment and personnel capable of supporting the business operations of its own and other businesses; and
         WHEREAS, GSE has need of the types of business support services that GP can provide and GSE wishes to avail itself of services GP can provide; and
         WHEREAS GP and GSE desire in this Agreement to evidence the terms upon which GP shall provide mutually agreed services; NOW, THEREFORE, in consideration of the mutual promises set forth herein, and for other good and valuable consideration, the parties agree as follows:

                        ARTICLE I. - MANAGEMENT SERVICES
         During the term of this Agreement, GP shall provide the following support services to the extent and in the areas described (collectively, the "Services"):
         1. Supervision and administration of payroll and employee-benefit services covering GSE employees, including the administration of health care claims.
         2. Obtaining and maintaining in force all insurance policies necessary or appropriate in connection with GSE's activities, provided that GP shall have no obligation to pay premiums or other fees under such insurance policies on GSE's behalf (and GP shall be promptly reimbursed for any insurance-related cost it incurs on GSE's behalf).
         3. GP shall provide GSE with financial analysis and support, accounting and audit service and support, and accounts payable services using the systems, processes and practices utilized by GP.
         4. GP shall provide GSE with legal advice through its in-house counsel, and supervision of matters referred to outside counsel, including assistance with respect to the preparation and review of SEC reports, general corporate and securities matters, corporate governance issues, issues relating to compliance with the Sarbanes-Oxley Act, claims, litigation, the preparation and review of contracts and other matters. GP shall have the authority to engage on behalf of GSE outside counsel satisfactory to GSE, provided that such engagement shall be approved in advance by GSE and further provided that all fees and expenses in connection with services rendered by such counsel shall be borne by GSE.
         5. GP shall assist GSE to comply with federal, state and local laws, rules and regulations applicable to GSE's activities, including the preparation and filing of tax returns, reports and other documents required of GSE by any public authority or agency.
         6. GP shall advise GSE in banking, financial and cash management affairs, and shall use its best efforts to obtain payment and performance bonds and letters of credit for GSE. Any fees charged by GP for obtaining such bonds or letters of credit for GSE shall be based on commercially reasonable terms and payment thereof is subject to approval by GSE's independent directors. To the extent requested by GSE, GP shall prepare and present to GSE's Board of Directors recommendations as to the appropriate means of financing GSE's activities and shall assist in the supervision of banking and other cash control matters.
         7. GP shall assist GSE in matters relating to purchasing, leasing, procurement, disposal and other activities relating to resources utilized in its business, and GSE shall receive the financial benefit of such activities. By way of example only, if GP negotiates a volume discount or other savings relating to purchasing, such benefits shall flow directly to GSE. 8. GP shall assist GSE with invoicing and collection services, but GP shall not be a guarantor of the collectability of any amounts owed to GSE.
9. GP shall provide network support services and financial system support services using the systems and processes used by GP. This includes providing the actual financial system that GSE will utilize.
         10. GP shall provide human resources advice and services to GSE management and GSE employees, including assistance regarding employment issues, benefits, policies and procedures and the administration thereof.
         11. GP shall assist GSE with such other general and administrative services as are necessary to enable GSE to function in the ordinary course of business.
         12. GP shall provide GSE with executive management support to assist GSE with business performance and development.

                      ARTICLE II. - PERSONNEL AND EXPENSES
                  GP shall employ and maintain a staff adequate, in its judgment, to provide management and administrative services to GSE pursuant to this Agreement. In addition to the Compensation stated in Article VI, GSE shall reimburse GP any for any reasonable travel and temporary living expenses incurred while traveling and other reasonable out-of-pocket costs incurred by its employees in providing the services described in Article I of this Agreement. GP shall invoice GSE quarterly and GSE shall, within 30 days after the receipt of each such invoice, remit payment to GP.
         GSE shall pay directly to the provider/vendor, or shall reimburse GP after the payment therefor by GP, all costs related to services furnished by third parties, such as legal and accounting fees, insurance premiums, facility costs, printing costs, costs of consulting services furnished by independent contractors, and all taxes and other services requested by GSE or reasonably required to carry out the objectives of this Agreement. GP agrees to work with GSE in good faith to minimize the use of third parties for any services contemplated hereunder and any such third party use shall be governed by Articles I and III.

                     ARTICLE III. - EXTENT OF GP's AUTHORITY
         GP shall not have the authority to obligate GSE for any expenditure in excess of $10,000 or other obligation not outlined herein without prior approval from an officer or other authorized manager of GSE.

                     ARTICLE IV. - CONFIDENTIAL INFORMATION
         For purposes of this Agreement, "Confidential Information" shall mean information disclosed to GP or known by GP or any of its officers, directors, stockholders, agents or employees as a consequence of or through the performance by GP of this Agreement, which in the reasonable judgment of GSE is not generally known in any industry in which GSE is engaged, about GSE's products, processes and services, including information relating to research, development, inventions, manufacturing, purchasing, accounting, engineering, marketing, merchandising and selling. Except as may be required by law or as required in the fulfillment of its duties under this Agreement, GP will not, directly or indirectly, use, disseminate or disclose any Confidential Information, and GP shall take all steps reasonably necessary to prevent the dissemination or disclosure of Confidential Information by any of its agents or employees. Upon termination of this Agreement, GP will return to GSE all documents, records, notebooks and similar repositories of such Confidential Information, including copies thereof, then in GP's possession, whether prepared by GP, its agents, employees or others. However, nothing in this Article IV shall require GP to segregate records, electronic data or other information that would increase the cost of providing the services under this Agreement unless GSE pays the additional cost of doing so.

                            ARTICLE V. - COOPERATION
         A. GSE shall make available to GP such information, records and other data as may be needed by GP to perform the services required by this Agreement. Any material misstatement by GSE or any failure by GSE to inform GP of any material fact with respect to GSE shall relieve GP of any liability relating to such material fact or omission arising under this Agreement.
         B. Each party hereto will, and will cause their respective subsidiaries to, give one another reasonable access (including duplication rights) to any books, records, contracts, instruments and other information used in the businesses of GP and GSE prior to the date hereof which may prove reasonably necessary to the other party in connection with their respective businesses both before and after the date hereof.

                           ARTICLE VI. - COMPENSATION
         As compensation for the services provided by GP hereunder, in addition to the reimbursement payable to GP under Article II above, GP shall receive a total yearly fee of Six Hundred Eighty Five Thousand Dollars ($685,000), which fee shall be applicable to the first year and, if exercised, the second year of this Agreement. The total yearly fee of $685,000 shall be reduced to $620,000 for the first year, and $590,000 for the second year, in the event that GP does not provide a loan guarantee to GSE in the amount of $1,800,000. Thereafter, any fee for the services provided by GP hereunder shall be agreed upon by GP and GSE not less than 30 days prior to the commencement of any year, subject to approval by GSE's independent directors. The fee compensation for all services shall be payable in equal quarterly installments on the last day of each calendar year quarter (with the first such quarterly fee being due on April 1, 2004).

                     ARTICLE VII. - LIMITATION OF LIABILITY
         In providing services hereunder, GP shall have a duty to act, and to cause its agents to act, in a reasonably prudent manner, but neither GP nor any officer, director, employee or agent of GP shall be liable to GSE for any error of judgment or mistake of law or for any loss incurred by GSE in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of GP or from GP's disregard of obligations and duties under this Agreement.

                         ARTICLE VIII. - indemnificatIon
         GSE shall indemnify and hold harmless GP, its subsidiaries (other than GSE and its subsidiaries) and their respective stockholders, officers, directors and employees from and against any and all losses, liabilities, claims, damages, costs and expenses (including reasonable attorneys' fees and other expenses of litigation) to which such party may become subject arising out of the provision by GP to GSE of services under this Agreement, but such indemnity shall not protect any person against any liability to which such person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or disregard of obligations and duties hereunder. Notwithstanding the foregoing, in no event shall GSE be liable for any consequential damages.



                            article ix. - arbitration
         In the event the parties hereto shall not be able to agree as to the amount of any services rendered or expenses incurred under this Agreement, or as to any other matter relating to this Agreement, the matter shall be settled by arbitration in New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association and the award rendered by such arbitrator(s) shall not be subject to appeal and may be entered in any court having jurisdiction thereof.

                                ARTICLE X. - TERM
         The term of this Agreement shall commence on the date hereof and shall continue for a period of one (1) year, subject to earlier termination only upon the mutual consent of the parties hereto or at the election of one of the parties upon default by the other in performance of its obligations hereunder, provided that this Agreement may be renewed by GSE for successive one-year terms upon notifying GP in writing at least three (3) months prior to the end of the initial term of this Agreement or any renewal thereof. After the initial term, and only for any renewal period, GSE may terminate the Agreement at any time for its own convenience upon providing GP with at least sixty (60) days prior written notice.

                         ARTICLE XI - OTHER PROVISIONS
     1. Any notice provided for herein shall be in writing and shall be deemed to have been given if and when delivered personally or otherwise actually received after it is (i) deposited in the United States mail, certified, return receipt requested, postage prepaid, (ii) hand delivered by a recognized courier service or otherwise, or (iii) faxed (with receipt confirmed) to the recipient addressed as follows:
         If to GP:
                  777 Westchester Ave, 4th Floor
                  White Plains, New York  10604
                  Attn:    Scott Greenberg, President
                  Fax:  (914) 249-9745


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         If to GSE:
                  9189 Red Branch Road
                  Columbia, Maryland 21045
                  Attn: Jerry Jen
                  Fax:  (410) 772-3599

Or addressed to any such party at any such other address as such party shall have furnished by written notice to the other.
     2. This Agreement contains the entire agreement between the parties with respect to the transactions contemplated herein and supersedes all previous written or oral negotiations, commitments and writings with respect to such transactions.
     3. Neither this Agreement nor any term hereof may be changed, amended, modified, waived, discharged or terminated other than by an agreement in writing signed by the parties hereto, and the waiver of any provision of this Agreement shall not constitute a general waiver or a waiver of any other provision hereof.
     4. In the event any provision of this Agreement is declared to be invalid or unenforceable the remainder of this Agreement shall be considered valid and enforceable in accordance with its terms, and the parties shall endeavor to replace the invalid or unenforceable provision with a new provision as close as possible to the original that is valid and enforceable.

     5. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
     6. This Agreement shall be governed by the laws of the State of New York and inure to the benefit of the successors and assigns of the parties hereto, provided that this Agreement may not be assigned by either of the parties hereto without the prior written consent of the other party hereto.
     7. This Agreement is subject to the prior approval of GSE's independent directors.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

GP STRATEGIES CORPORATION           GSE SYSTEMS, INC.


By: _____________________           By: _________________________
Title:                              Title: